Exhibit 2.7

AMENDMENT AGREEMENT

IN RESPECT OF
SUBORDINATION AGREEMENT

THIS AMENDMENT AGREEMENT is made on 16 February 2004 between the following parties

(1)                                 UNITED BISCUITS FINANCE PLC, a company organised under the laws of England and Wales (the “Company”);

(2)                                 RUNECORP LIMITED, a company organised under the laws of England and Wales (the “Parent”); and

(3)                                 THE BANK OF NEW YORK (the “Trustee”), as the Trustee under the Indenture.

WHEREAS:

(A)                               The Company, the Parent and the Trustee entered into the Subordination Agreement, dated 17 April 2001 (the “Subordination Agreement”), to set out the terms on which the Parent agreed that the Intercompany Loans made in connection with the Acquisition would be subordinated in right of payment to notes issued by the Company under the Indenture;

(B)                               The Company has issued new notes under the Indenture;

(C)                               This Amendment Agreement to the Subordination Agreement is entered into between the Company, the Parent and Trustee to amend and restate the Subordination Agreement in order to set out the terms on which the Parent agrees that the Intercompany Loans shall be subordinated in rights of payment to the Notes (defined below).

1                                         INTERPRETATION

1.1                               Definitions  Words and expressions defined in the Subordination Agreement shall (except where the context otherwise requires or there is express provision in this Amendment Agreement to the contrary) have the same meaning and construction when used in this Amendment Agreement.  Words and expressions defined in the recitals above shall have the meaning ascribed to them therein.

2                                         AMENDMENTS

2.1                               The Subordination Agreement is hereby amended as follows: the definition of “Notes” set out in Clause 1.1 shall be deleted and replaced with the following:

“Notes” means (a) the £120,000,000 10 3/4% Senior Subordinated Notes due 2011 and e160,000,000 10 5/8% Senior Subordinated Notes due 2011 issued by the Company on 17 April 2001, (b) the £45,000,000 10 3/4% Senior Subordinated Notes due 2011 and e32,500,000 10 5/8% Senior Subordinated Notes due 2011 issued by the Company on 16 February 2004 and (c) any Additional Notes (as defined under the Indenture) that may be issued under the Indenture from time to time.”

3                                         FULL FORCE AND EFFECT

Save as expressly modified by this Amendment Agreement, the Subordination Agreement shall remain in full force and effect.  The Subordination Agreement and this Amendment Agreement shall henceforth be read and construed in conjunction as one agreement.

4                                         ASSIGNMENT AND TRANSFER

Binding Agreement  This Amendment Agreement shall be binding on and ensure to the benefit of each party hereto and its or any subsequent permitted successors, transferees or assigns.

Transfer  Neither the Company nor the Parent shall assign or transfer all or any of its rights, benefits and obligations hereunder.

Assignment and Transfer of Intercompany Loans  Notwithstanding any provisions contained in the Intercompany Loans Agreements, the Intercompany Loans shall not be assigned or transferred by the Parent to any person other than to the Company.

5                                         COUNTERPARTS

This Amendment Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6                                         THIRD PARTY RIGHTS

The parties hereto do not intend that this Amendment Agreement or any term hereof should be enforceable in accordance with the Contracts (Rights of Third Parties) Act 1999 by any entity not a party hereto, other than the Holders of the Notes.

7                                         GOVERNING LAW

This Amendment Agreement is governed by, and shall be construed in accordance with, English law.

8                                         MISCELLANEOUS

This Amendment Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

THIS AMENDMENT AGREEMENT HAS BEEN EXECUTED on the date written at the beginning of this document.

SIGNATORIES

UNITED BISCUITS FINANCE PLC

By:	/s/ Malcolm Ritchie
Name: Malcolm Ritchie
Title: Director

RUNECORP LIMITED

By:	/s/ Malcolm Ritchie
Name: Malcolm Ritchie
Title: Director

THE BANK OF NEW YORK

By:	/s/ Daniel Wynne
Name: Daniel Wynne
Title: Assistant Vice President

[SIGNATURE PAGE IN RESPECT OF AMENDMENT AGREEMENT TO SUBORDINATION DEED]